                                                                       Exhibit 2


                          STOCKHOLDERS VOTING AGREEMENT

                                  BY AND AMONG

                       PAN PACIFIC RETAIL PROPERTIES, INC.

                                       AND

                  LAZARD FRERES REAL ESTATE INVESTORS L.L.C.,
       LF STRATEGIC REALTY INVESTORS L.P.,PROMETHEUS WESTERN RETAIL TRUST
                       AND PROMETHEUS WESTERN RETAIL, LLC

                          Dated as of November 5, 2002
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                          STOCKHOLDERS VOTING AGREEMENT

      This STOCKHOLDERS VOTING AGREEMENT (this "Agreement") is entered into as of November 5, 2002, by and among PAN PACIFIC RETAIL PROPERTIES, INC., a Maryland corporation ("Parent"), LAZARD Freres REAL ESTATE INVESTORS L.L.C., a New York limited liability company ("LFREI"), LF STRATEGIC REALTY INVESTORS L.P., a Delaware limited partnership ("LFSRI"), PROMETHEUS WESTERN RETAIL TRUST, a Maryland real estate investment trust ("Retail Trust"), and PROMETHEUS WESTERN RETAIL, LLC, a Delaware limited liability company (the "Stockholder" and, together with LFREI, LFSRI and Retail Trust, the "Lazard Parties").

                              W I T N E S S E T H:

      WHEREAS, as of the date hereof, the Stockholder is the record owner of 13,405,660 shares of common stock, par value $0.01 per share (the "Common Stock"), of Center Trust, Inc., a Maryland corporation (the "Company") (such 13,405,660 shares of Common Stock are collectively referred to herein as the "Subject Shares" and do not include the additional 2,261,006 shares of Common Stock (the "Additional Shares") owned by the Stockholder as of the date hereof);

      WHEREAS, Parent, MB Acquisition, Inc., a Maryland corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company are concurrently entering into an Agreement and Plan of Merger, dated as of the date hereof (such Agreement and Plan of Merger as in effect on the date hereof, the "Merger Agreement"), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent on the terms and subject to the conditions set forth in the Merger Agreement (the "Merger"); and

      WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, each Lazard Party is entering into this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      SECTION 1.1 CAPITALIZED TERMS. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

      SECTION 1.2 OTHER DEFINITIONS. FOR PURPOSES OF THIS AGREEMENT:

      (a) "Affiliate" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to each Lazard Party, the term "Affiliate" shall not include the Company and the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.

      (b) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

      (c) "Representative" means, with respect to any particular Person, (i) any director, officer or employee of such Person and (ii) any consultant, investment banker, financial advisor, agent or other representative of such Person acting in its capacity as a representative of such Person.

                                   ARTICLE II
                     VOTING AGREEMENT AND IRREVOCABLE PROXY

      SECTION 2.1 AGREEMENT TO VOTE THE SUBJECT SHARES. Each Lazard Party hereby agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement (such period, the "Voting Period"), at any meeting (or any adjournment or postponement thereof) of the Company's stockholders, however called, or in connection with any written consent of the of the Company's stockholders, the Stockholder shall vote (or cause to be voted) the Subject Shares (x) in favor of the Company Voting Proposal (and any actions directly required in furtherance thereof), (y) against any action, proposal, transaction or agreement which, to the knowledge of any Lazard Party, is intended to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of any Lazard Party under this Agreement, and (z) except as otherwise agreed to in writing in advance by Parent, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement): (i) any Acquisition Proposal; and (ii) (A) any change in the persons who constitute the board of directors of the Company that is not approved in advance by at least a majority of the persons who were directors of the Company as of the date of this Agreement (or their successors who were so approved); (B) except as permitted in the Merger Agreement, any change in the present capitalization of the Company or any amendment of the Company's charter or bylaws; (C) except as permitted in the Merger Agreement, any other material change in the Company's corporate structure or business; or (D) any other action or proposal involving the Company or any of its subsidiaries that, to the knowledge of any Lazard Party, is intended, or could reasonably be expected, to prevent, impede, interfere with, materially delay or materially adversely affect the transactions contemplated by the Merger Agreement. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Each Lazard Party agrees not to enter into any agreement, letter of intent, agreement in principle or understanding with any Person that violates or conflicts with the provisions and agreements contained in this Agreement.

      SECTION 2.2 GRANT OF IRREVOCABLE PROXY. Each Lazard Party hereby appoints Stuart A. Tanz or, in his absence, Joseph B. Tyson or such other designee as may be certified by Stuart A. Tanz, and each of them individually, as such Lazard Party's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Voting Period with respect to the Subject Shares only, in accordance with Section 2.1 and only as to the

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matters enumerated in Section 2.1. This proxy is given to secure the performance of the duties of each Lazard Party under this Agreement and shall be valid until the termination of this Agreement pursuant to Section 6.1, at which time it will terminate and become invalid. The Stockholder shall promptly cause a copy of this Agreement to be deposited with the Company at its principal place of business. Each Lazard Party shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

      SECTION 2.3 NATURE OF IRREVOCABLE PROXY. The proxy and power of attorney granted pursuant to Section 2.2 by each Lazard Party shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Lazard Party. The power of attorney granted by each Lazard Party herein is a durable power of attorney and shall survive the dissolution or bankruptcy of such Lazard Party.

                                   ARTICLE III
                                    COVENANTS

      SECTION 3.1 GENERALLY.

      (a) Each Lazard Party agrees that during the Voting Period, except as contemplated by the terms of this Agreement, it shall not (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a "Transfer"), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the Subject Shares; provided, however, that the Stockholder may Transfer some or all of the Subject Shares to another Lazard Party so long as such Lazard Party agrees, in a writing delivered to Parent, to abide by the obligations of the Stockholder hereunder; (ii) acquire any additional securities of the Company; provided, however, that if Parent provides written consent to any issuance of Company securities that would otherwise be prohibited by Section 5.1(b) of the Merger Agreement during the Voting Period, then the Stockholder shall be entitled to exercise its participation rights under Section 4.2 of that certain Stockholders Agreement by and among LFREI, LFSRI, the Stockholder and the Company, dated as of June 1, 1997 (the "Stockholders Agreement") with respect to such issuance; or (iii) take any action that would have the effect of preventing, impeding, interfering with or materially adversely affecting its ability to perform its obligations under this Agreement.

      (b) In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, (i) the term "Subject Shares" shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction and (ii) the term "Additional Shares" shall be deemed to refer to and include the Additional Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Additional Shares may be changed or exchanged or which are received in such transaction.

      SECTION 3.2 STANDSTILL OBLIGATIONS OF LAZARD PARTIES; NO EFFECT ON DIRECTORS. Each Lazard Party, jointly and severally, covenants and agrees with Parent that, during the Voting Period:

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      (a) Such Lazard Party shall not, nor shall such Lazard Party permit any controlled Affiliate of such Lazard Party to, nor shall such Lazard Party knowingly act in concert with or knowingly permit any controlled Affiliate to act in concert with any Person to, solicit or participate, directly or indirectly, in any solicitation of proxies or powers of attorney or similar rights to vote from any holder of shares of Common Stock, nor shall they seek to advise or influence any Person with respect to the voting of any shares of Common Stock in connection with any vote or other action on any matter, other than to recommend that stockholders of the Company vote in favor of the Company Voting Proposal and otherwise as expressly provided by Article II of this Agreement; provided, however, that the Stockholder shall be permitted to vote the Additional Shares in their sole discretion and, in the event the Company has received an Acquisition Proposal or if the Stockholder is so required by law, to publicly announce whether or not it intends to vote the Additional Shares in favor of, or against, the Company Voting Proposal.

      (b) Such Lazard Party shall not, nor shall such Lazard Party permit any controlled Affiliate of such Lazard Party to, nor shall such Lazard Party knowingly act in concert with or knowingly permit any controlled Affiliate to act in concert with any Person other than a Lazard Party to, deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to any arrangement or agreement with any Person with respect to the voting of such shares of Common Stock, except as provided by Article II of this Agreement.

      (c) Such Lazard Party shall not, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, through any officer, director or agent, enter into, solicit, initiate, conduct or continue any discussions or negotiations with, or knowingly encourage or substantively respond to any inquiries or proposals by, or provide any information to, any Person, other than Parent, concerning any Acquisition Proposal; provided, however, that a Representative of a Lazard Party may refer any Person seeking to initiate any such negotiations to the Company or the Board of Directors of the Company. Each Lazard Party hereby represents that it is not now engaged in discussions or negotiations with any party other than Parent with respect to any Acquisition Proposal. Each Lazard Party shall (i) promptly notify Parent (orally and in writing) if any offer is made to it, any discussions or negotiations are sought to be initiated with it, any inquiry, proposal or contact is made or any information is requested from it with respect to any Acquisition Proposal, (ii) promptly notify Parent of the terms of any proposal that he or it may receive in respect of any Acquisition Proposal, (iii) promptly provide Parent with a copy of any such offer, if written, or a written summary of such offer, if not in writing, and (iv) promptly inform Parent of any material changes to the terms of any Acquisition Proposal of which it is aware.

      (d) Notwithstanding any of the provisions of this Agreement, the parties acknowledge that the Stockholder has three representatives on the Company's Board of Directors and agree that such persons will act in their capacities as directors of the Company solely in accordance with their duties to the Company and its stockholders.

      SECTION 3.3 TERMINATION OF STOCKHOLDERS AGREEMENT. Each Lazard Party that is a party to the Stockholders Agreement agrees that, prior to the Closing (as such term is defined in the Merger Agreement), it shall execute and deliver an Agreement to Terminate Stockholders Agreement, effective as of the Effective Time (the "Termination Agreement"), in substantially the form attached hereto as Exhibit A; provided, however, that prior to and as a condition to the

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execution and delivery by any Lazard Party of the Termination Agreement, the
Company shall have entered into the Termination Agreement pursuant to Section
6.19 of the Merger Agreement, such instrument to be effective as of the Effective Time.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF EACH LAZARD PARTY

      Each Lazard Party hereby represents and warrants, jointly and severally, to Parent as follows:

      SECTION 4.1 DUE ORGANIZATION, ETC. Each Lazard Party is an entity duly organized and validly existing under the laws of the jurisdiction of its organization. Each Lazard Party has all necessary corporate, limited liability company, partnership or trust power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each Lazard Party has been duly authorized by all necessary action on the part of such Lazard Party.

      SECTION 4.2 OWNERSHIP OF SHARES. As of the date hereof, the Stockholder is the record and lawful owner of the Subject Shares and, together with the other Lazard Parties, has the sole power to vote (or cause to be voted) the Subject Shares. Except as set forth in the Stockholders Agreement, no Lazard Party nor any controlled Affiliate of a Lazard Party owns or holds any right to acquire any additional shares of any class of stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company. The Stockholder has good and valid title to the Subject Shares free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than those created by this Agreement or the Stockholders Agreement.

      SECTION 4.3 NO CONFLICTS. (i) No filing with any governmental authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by any Lazard Party and the consummation by any Lazard Party of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Lazard Parties, the consummation by any Lazard Party of the transactions contemplated hereby or compliance by any Lazard Party with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of any Lazard Party, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which any Lazard Party is a party or by which any Lazard Party or any of the Subject Shares or assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation which, in the case of clauses (B) and (C), could reasonably be expected to materially adversely affect such Lazard Party's ability to perform any of its obligations under this Agreement.

      SECTION 4.4 RELIANCE BY PARENT. Each Lazard Party understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Lazard Party.

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                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF PARENT

      Parent hereby represents and warrants to the Lazard Parties as follows:

      SECTION 5.1 DUE ORGANIZATION, ETC. Parent is a company duly organized and validly existing under the laws of Maryland. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent has been duly authorized by all necessary action on the part of Parent.

      SECTION 5.2 CONFLICTS. (a) No filing with any governmental authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Parent and, except as provided in the Merger Agreement, for the consummation by Parent of the transactions contemplated hereby and (b) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby shall (i) conflict with or result in any breach of the organizational documents of Parent,
(ii) result in a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation which could reasonably be expected to adversely affect Parent's ability to perform its obligations under this Agreement.

      SECTION 5.3 RELIANCE BY THE LAZARD PARTIES. Parent understands and acknowledges that the Lazard Parties are entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Parent.

                                   ARTICLE VI
                                   TERMINATION

      SECTION 6.1 TERMINATION. This Agreement shall terminate, and neither Parent nor any Lazard Party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of (i) the mutual consent of Parent and each Lazard Party, (ii) the Effective Time, (iii) the date of termination of the Merger Agreement in accordance with its terms or (iv) April 30, 2003; provided, however, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party's breach prior to the termination of this Agreement of any of the terms of this Agreement.

                                   ARTICLE VII
                                  MISCELLANEOUS

      SECTION 7.1 PUBLICATION. Subject to the Stockholder's prior review, comment and approval (not to be unreasonably withheld), each Lazard Party hereby permits Parent to publish and disclose in the Registration Statement and Proxy Statement/Prospectus (including all documents and schedules filed with the Securities and Exchange Commission) its identity and ownership of shares of Common Stock and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

      SECTION 7.2 AFFILIATE LETTERS. The Stockholder agrees to execute an affiliate agreement, within the time period set forth in the Merger Agreement, in substantially the form attached hereto as Exhibit B.

      SECTION 7.3 FURTHER ACTIONS. Each of the parties hereto agrees that it will use its best efforts to do all things necessary to effectuate this Agreement.

      SECTION 7.4 AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

      SECTION 7.5 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex, by registered or certified mail (postage prepaid, return receipt requested), or by overnight courier, to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                           If to Parent:

                           Pan Pacific Retail Properties, Inc.
                           1631-B South Melrose Drive
                           Vista, California  92083
                           Attention:     Stuart A. Tanz
                           Fax No.:       (760) 727-1430

                           with an additional copy to:

                           Latham & Watkins
                           650 Town Center Drive
                           Costa Mesa, California  92626
                           Attention:     William J. Cernius, Esq.
                           Fax No.:       (714) 755-8290

                           If to any Lazard Party:

                           Lazard Freres Real Estate Investors L.L.C.
                           30 Rockefeller Plaza
                           New York, New York 10020
                           Attention:     Marjorie Reifenberg
                           Fax No.:       (212) 332-1793

                           with an additional copy to:

                           Kirkland and Ellis
                           153 East 53rd Street
                           New York, NY 10022

                           Attention:     Frederick Tanne, Esq.
                                          Andrew Nagel, Esq.
                           Fax No.:       (212) 446-6460

      SECTION 7.6 SEVERABILITY. If any term or other provision of this agreement is invalid, illegal or incapable of being enforced because of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

      SECTION 7.7 ENTIRE AGREEMENT. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

      SECTION 7.8 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the parties, except that Parent may assign and transfer its rights and obligations hereunder to any direct or indirect wholly subsidiary of Parent.

      SECTION 7.9 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      SECTION 7.10 GOVERNING LAW AND CONSENT TO JURISDICTION; WAIVER OF TRIAL BY JURY.

      (A) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD, TO THE FULLEST EXTENT PERMITTED BY


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LAW, TO THE CONFLICTS OF LAWS PROVISIONS THEREOF WHICH MIGHT RESULT IN THE
APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

      (B) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

      SECTION 7.11 SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that the other parties would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and conditions hereof in any action instituted in any court of the United States or any state having competent jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity.

      SECTION 7.12 HEADINGS. The descriptive headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 7.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


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      IN WITNESS WHEREOF, Parent and each Lazard Party have caused this
Agreement to be duly executed as of the day and year first above written.

                         PAN PACIFIC RETAIL PROPERTIES, INC.


                         By: /s/ Stuart A. Tanz
                             ---------------------------------------------------
                             Stuart A. Tanz
                             Chairman, President and Chief Executive Officer

                         LAZARD Freres REAL ESTATE INVESTORS L.L.C.


                         By: /s/ Mark S. Ticotin
                             ---------------------------------------------------
                             Name:  Mark S. Ticotin
                             Title: Managing Principal

                         LF STRATEGIC REALTY INVESTORS L.P.

                         By:  Lazard Freres Real Estate Investors L.L.C.
                         Its: General Partner

                         By: /s/ Mark S. Ticotin
                             ---------------------------------------------------
                             Name:  Mark S. Ticotin
                             Title: Managing Principal

                         PROMETHEUS WESTERN RETAIL TRUST

                         By: /s/ Mark S. Ticotin
                             ---------------------------------------------------
                             Name:  Mark S. Ticotin
                             Title: Vice President

                         PROMETHEUS WESTERN RETAIL, LLC

                         By:  Prometheus Western Retail Trust
                         Its: Managing Member

                         By: /s/ Mark S. Ticotin
                             ---------------------------------------------------
                             Name:  Mark S. Ticotin
                             Title: Vice President


                [Signature Page to Stockholders Voting Agreement]

                                    Exhibit A

                  Agreement to Terminate Stockholders Agreement

                                    Exhibit B

                                Affiliate Letter